UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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FBL Financial Group, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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APPROVE FBL FINANCIAL GROUP’S AMENDED TRANSACTION FOR $61.00/SHARE IN CASH

VOTE “FOR” THE AMENDED TRANSACTION TODAY

May 3, 2021

Dear Fellow Shareholder,

On May 3, 2021, FBL Financial Group, Inc. (“FBL Financial Group” or the “Company”) and Farm Bureau Property & Casualty Insurance Company (“FBPCIC”) announced that they have agreed to amend their previously-announced definitive merger agreement, dated January 11, 2021. Pursuant to the amended definitive agreement, FBPCIC increased the offer price to acquire all of the outstanding shares of FBL Financial Group Class A and Class B common stock that neither FBPCIC nor the Iowa Farm Bureau Federation currently own to $61.00 per share in cash.

The revised offer price of $61.00 per share represents an increase of 8.9% and 63.8%, respectively, over the previously agreed offer price of $56.00 per share and FBL Financial Group’s unaffected closing share price of $37.25 on September 3, 2020 and provides an additional $47 million in cash consideration to FBL Financial Group’s unaffiliated shareholders. We strongly recommend that FBL Financial Group shareholders vote “FOR” the transaction to lock in this compelling value.

The increased offer of $61.00 per share delivers even more compelling and certain value to shareholders at a highly attractive premium and represents FBPCIC’s best and final offer.

On May 21, 2021, the previously adjourned Special Meeting of FBL Financial Group Shareholders will take place to vote on the proposed transaction. If you have not already done so, please vote your shares FOR the transaction right away. Your vote FOR the transaction is critical to securing your $61.00 per share – a compelling valuation and opportunity to realize immediate and certain value.

The revised terms of the agreement with FBPCIC follow extensive discussions with unaffiliated shareholders and reflect the Special Committee’s unwavering focus on maximizing value.

✓	$61/Share in Cash is FBPCIC’s Best and Final Offer
$61.00 per share is an approximately 9% increase from the previously agreed price of $56.00 and an approximately 30% increase from FBPCIC’s original offer of $47.00. In response to FBPCIC’s initial indication that it was prepared to raise its offer to $61.00 per share, the Special Committee pursued a higher price but FBPCIC indicated that it would not increase the $61.00 per share purchase price further.

✓	Significant Premium and Certain, Immediate Value
	•	60%+ cash premium to FBL Financial Group’s unaffected stock price of $37.25 on September 3, 2020.
	•	14.9x1 implied price/earnings multiple, compared to 11.4x2 peer average.
	•	1.35x3 implied price/book multiple, compared to comparable transactions averaging 1.125x4, even despite FBL Financial Group being a controlled company.
	•	Premium to the highest point of the intrinsic valuation range indicated by independent policy-by-policy actuarial appraisal of FBL Financial Group.
There is no doubt in our mind that $61.00 per share is a unique opportunity to secure a highly compelling premium for your FBL Financial Group shares.

✓	Follows Rigorous Process, Including Accounting for First Quarter Results and Outlook for 2021
The Special Committee evaluated the revised offer in the context of the current market environment and FBL Financial Group’s strong first quarter results and outlook before making its recommendation to the Board of Directors. Taking into account FBL Financial Group’s most recent results and outlook, we are confident that the revised offer is in the best interest of shareholders.

✓	Capital Returns Management (CRM) Agrees to Vote in Favor of the Transaction
CRM, which had previously opposed the transaction, has agreed to vote its shares in favor of the $61.00 per share offer and withdrawn its proxy solicitation against the transaction.

YOUR VOTE IS IMPORTANT! SECURE YOUR CASH VALUE AND VOTE “FOR” THE TRANSACTION TODAY!

How to Vote FOR the Merger Proposal and Secure Your Cash Value:

VOTE “FOR” the proposal on the WHITE proxy card today.	DISCARD any GOLD proxy cards you may have received.

Your vote is important, as a failure to vote will have the same effect as a vote against the transaction. No matter how many shares you own, we urge you to sign and return the enclosed WHITE proxy card and vote FOR the proposal to approve the transaction and secure your certain, immediate and compelling value of $61.00 per share in cash. You should discard any gold proxy cards you may have received from CRM, which has now agreed to vote in favor of the transaction and has withdrawn its proxy solicitation against the transaction. If you have already cast your vote on another proxy card, you have every right to revoke your prior vote by simply using the WHITE proxy card to vote again, as only your latest-dated proxy will count. Please vote your WHITE proxy card today, either by Internet, phone or mail. If you have questions about how to vote your shares, please immediately contact Okapi Partners, our proxy solicitor, at (877) 629-6357 or at info@okapipartners.com.

Sincerely,

The Special Committee of the

FBL Financial Group Board of Directors

If you have questions about how to vote your shares, please contact our proxy solicitor

Phone: (877) 629-6357

Email: info@okapipartners.com

End Notes

1 Adjusts previously disclosed 2021 EPS projection of $3.96 for $0.13 of uplift resulting from Q1 2021 results.

2 Peer average applies a 60%/40% weighting to Life and Annuity averages. Life peers include PRI, CNO, and GL. Annuity peers include ATH and AEL.

3 Multiple calculated on the basis of December 21, 2020 Book Value (ex. AOCI).

4 Comparable precedent transactions include Global Atlantic/KKR, American Equity/Mass Mutual/Athene, Great American/Mass Mutual, and Athene/Apollo; Mass Mutual/Athene proposal subsequently withdrawn.

5 All reliances and limitations are subject to the Milliman Report as of December 31, 2020. Full Milliman Report can be found in FBL Financial Group’s publicly disclosed SEC filings.

Forward-Looking Statements
Some of the statements in this letter are forward-looking statements (or forward-looking information). When we use words such as “anticipate,” “intend,” “plan,” “seek,” “believe,” “may,” “could,” “will,” “should,” “would,” “could,” “estimate,” “continue,” “predict,” “potential,” “project,” “expect,” or similar expressions, we do so to identify forward-looking statements. Forward-looking statements are based on current expectations that involve assumptions that are difficult or impossible to predict accurately and many of which are beyond our control, including general economic and market conditions, industry conditions, operational and other factors. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; the inability to obtain the requisite shareholder approval for the proposed transaction or the failure to satisfy other conditions to completion of the proposed transaction; the risk that shareholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; risks that the proposed transaction disrupts current plans and operations; the ability to recognize the benefits of the transaction; the amount of the costs, fees, and expenses and charges related to the transaction; change in interest rates; changes in laws and regulations; differences between actual claims experience and underwriting assumptions; relationships with Farm Bureau organizations; the ability to attract and retain sales agents; adverse results from litigation; and the impact of the COVID-19 pandemic and any future pandemics and the impact. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in FBL Financial Group’s filings with the SEC, including FBL Financial Group’s Annual Report on Form 10-K and FBL Financial Group’s quarterly reports on Form 10-Q. The statements in this communication speak only as of the date of this communication and we undertake no obligation or intention to update or revise any forward-looking statement, whether as a result of new information, changes in assumptions, future developments or otherwise, except as may be required by law.

Additional Information and Where to Find It

In connection with the proposed transaction, FBL Financial Group has filed with the SEC a definitive proxy statement on Schedule 14A and a Schedule 13e-3 Transaction Statement, and may file other documents with the SEC regarding the proposed transaction. This communication is not a substitute for the definitive proxy statement or any other document that FBL Financial Group may file with the SEC. INVESTORS IN, AND SECURITY HOLDERS OF, FBL FINANCIAL GROUP ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the definitive proxy statement and accompanying proxy card, any amendments or supplements to the proxy statement and other documents filed with the SEC by FBL Financial Group through the web site maintained by the SEC at www.sec.gov or by contacting the individuals listed below.

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